UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
October 16, 2001
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3760 River Run Drive	35243
Birmingham, Alabama	(Zip Code)
(Address of principal executive offices)

(205) 970-7000
(Registrant's telephone number, including area code)

Item 5.   Other Events.

On October 16, 2001, the Registrant issued a press release announcing that it has agreed to settle its securities litigation. A copy of this press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.
   (c)       Exhibits

                            Exhibit No.          Description
                               99.1                  Press Release dated October 16, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of October 16, 2001.

VESTA INSURANCE GROUP, INC.

By:   /s/   Donald W. Thornton
Its:          Senior Vice President --
              General Counsel and Secretary

EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                        Contact:   Charles R. Lambert
                                                                                                                             Manager – Investor Relations
                                                                                                                             (205) 970-7030
                                                                                                                             CLambert@vesta.com

VESTA INSURANCE GROUP ANNOUNCES SETTLEMENT OF SECURITIES LITIGATION

     BIRMINGHAM, Ala., -- October 16, 2001 -- Vesta Insurance Group, Inc. (NYSE:VTA) today announced that it has reached an agreement to settle the securities litigation that has been pending since June 1998 against the Company and certain current and former officers and directors.

     Subject to the execution of definitive settlement documents and court approval, the consolidated class action securities litigation in U.S. District Court in Alabama is being settled as to Vesta and its officers and directors for a total of $61 million in cash. The derivative action lawsuit in the Circuit Court of Jefferson County, Alabama is being dismissed with prejudice. Vesta will fund $18.5 million towards the settlement and the Company's excess directors and officers liability insurance carriers will fund the remaining $42.5 million.

     Vesta will use its line of credit to finance its portion of the settlement and record a pre-tax one-time charge of approximately $30 million against earnings, to cover Vesta's contribution to the settlement and other expenses incurred. On a per share basis, the after-tax charge to third quarter 2001 earnings is expected to be approximately $0.60 per diluted share. As a result of this payment and the charge to earnings, Vesta's debt to total capital ratio is estimated to increase to approximately 33%.

     In a joint statement, James E. Tait, Chairman and Norman W. Gayle, III, President said, "Our improved operating results have put us in a solid financial position to contribute to the settlement and record the one-time charge to put the securities litigation behind us, even without the participation of Cincinnati Insurance Company, the issuer of the primary $25 million directors and officers liability policy. We are pleased that our excess directors and officers liability carriers' have agreed to participate in the funding of the settlement costs in excess of $25 million. As discussed in our SEC filings, Cincinnati attempted to rescind their policy and deny coverage, and we have sued Cincinnati in Alabama state court alleging that its actions were taken in bad faith. We believe the excess carriers' decision to fund their portion of the settlement in excess of Cincinnati's policy limits strongly supports our position that Cincinnati had no right to rescind their policy. Now that the securities litigation is behind us, we can turn our attention towards vigorously pursuing our claim against Cincinnati."

     Leon Ashford, Esq. of Hare, Wynn, Newell & Newton, of Birmingham, the lead attorney representing Vesta in its claim against Cincinnati, said, "We believe that Cincinnati, solely in an effort to avoid paying its policy limits, fabricated a theory that it was entitled to rescind the policy. Cincinnati apparently hoped that by creating a false controversy, it would allow Cincinnati to lower the expectations of the shareholder class that sued Vesta and give Cincinnati a chance to escape their full policy obligations, while totally ignoring the unfair impact on their insureds under the policy. The trial of this case will expose this tricky insurance practice used by Cincinnati."

     The settlement was effected through the assistance of a mediator and without any admission of liability on the part of the defendants, each of whom expressly deny any wrongdoing or liability whatsoever. In order to finalize the settlement, notice of the settlement must be provided to all members of the class. Subject to court availability, a hearing will be set by November 30, 2001 to finally approve the settlement.

     In addition, Vesta has received notification from the United States Securities and Exchange Commission that the previously disclosed investigation in the matter of Vesta Insurance Group, Inc. has been terminated, and no enforcement action has been recommended to the Commission.

About Vesta Insurance Group, Inc.

     Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

     This news release contains statements concerning management's beliefs, plans or objectives for Vesta's future operations or financial performance, including a charge against earnings, the estimated debt to total capital ratio and the ultimate outcome of litigation. These statements, whether expressed or implied, are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that Vesta's actual operations and financial performance, for the fiscal year ended December 31, 2001, may differ materially from those reflected in these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include, without limitation: the failure to obtain court approval of the proposed settlement agreement and the outcome of litigation with Cincinnati Insurance Company. Please refer to the documents Vesta files from time to time with the Securities and Exchange Commission, specifically Vesta's most recent Form 10-K and Exhibit 99.1 attached thereto and the prospectus dated June 20, 2001, which contains and identifies additional important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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